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                                                                   EXHIBIT 23.1
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                         [LETTERHEAD PEAT MARWICK LLP]



                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Oncogene Science, Inc.:


We consent to incorporation by reference in the registration statement dated June 25, 1996 on Form S-8 of Oncogene Science, Inc. of our report dated December 1, 1995, relating to the consolidated balance sheets of Oncogene Science, Inc. and subsidiaries as of September 30, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows, for each of the years in the three-year period ended September 30, 1995, which report appears in the September 30, 1995 annual report on Form 10-K of Oncogene Science, Inc.


                                        /s/ KPMG Peat Marwick LLP

                                            KPMG PEAT MARWICK LLP


Jericho, New York
June 25, 1996